SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 7)

                               Cecil Bancorp, Inc.
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                                (Name of Issuer)

                          Common Stock, $.01 par value
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                         (Title of Class of Securities)

                                    149841108
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                                 (CUSIP Number)

                                       N/A
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

       [X]        Rule 13d-1(b)
       [X]        Rule 13d-1(c)
       [ ]        Rule 13d-1(d)

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CUSIP No. 149841108                13G                        Page 2 of 8 Pages
          ---------                                               ---  ---
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1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Cecil Bancorp, Inc. Employee Stock Ownership Plan Trust
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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
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3.       SEC USE ONLY

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4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Maryland
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     NUMBER OF
                              5.  SOLE VOTING  POWER
      SHARES                      0
                              --------------------------------------------------
   BENEFICIALLY               6.  SHARED VOTING POWER
                                  35,846
    OWNED BY                  --------------------------------------------------
                              7.  SOLE DISPOSITIVE POWER
      EACH                        0
                              --------------------------------------------------
    REPORTING                 8.  SHARED DISPOSITIVE POWER
                                  35,846
   PERSON WITH
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    35,846
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.7%
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12. TYPE OF REPORTING PERSON*

    EP
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                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO. 149841108                                            Page 3 of 8 Pages
          ---------                                                ---  ---
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1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Charles F. Sposato
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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a)  [ ]
                                                          (b)  [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
     NUMBER OF
                        5.  SOLE VOTING POWER
      SHARES                53,251.4011
                        --------------------------------------------------------
   BENEFICIALLY         6.  SHARED VOTING POWER
                            45,846
     OWNED BY           --------------------------------------------------------
                        7.  SOLE DISPOSITIVE POWER
       EACH                 53,251.4011
                        --------------------------------------------------------
     REPORTING          8.  SHARED DISPOSITIVE POWER
                            45,846
    PERSON WITH
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    99,097.4011
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    15.7%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO. 149841108                  13G                       Page 4 of 8 Pages
          ---------                                                ---  ---
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1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Howard J. Neff
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)  [ ]
                                                           (b)  [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
     NUMBER OF
                                5.  SOLE VOTING
      SHARES                        7,887
                                ------------------------------------------------
     BENEFICIALLY               6.  SHARED VOTING POWER
                                    35,846
     OWNED BY                   ------------------------------------------------
                                7.  SOLE DISPOSITIVE POWER
       EACH                         7,887
                                ------------------------------------------------
     REPORTING                  8.  SHARED DISPOSITIVE POWER
                                    35,846
    PERSON WITH
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    43,733
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    6.9%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 149841108                  13G                       Page 5 of 8 Pages
          ---------                                               ---  ---
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1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Thomas L. Foard
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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
     NUMBER OF
                        5.  SOLE VOTING
      SHARES                7,299
                        --------------------------------------------------------
   BENEFICIALLY         6.  SHARED VOTING POWER
                            35,846
     OWNED BY           --------------------------------------------------------
                        7.  SOLE DISPOSITIVE POWER
       EACH                 7,299
                        --------------------------------------------------------
     REPORTING          8.  SHARED DISPOSITIVE POWER
                            35,846
    PERSON WITH
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    43,145
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    6.8%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 149841108                                           Page 6 of 8 Pages
          ---------                                               ---  ---
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ITEM 1(A).        NAME OF ISSUER:

                  Cecil Bancorp, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  127 Main Street,
                  Elkton, Maryland  21921

ITEM 2(A).        NAME OF PERSON FILING:

                  Cecil Bancorp, Inc. Employee Stock Ownership Plan Trust
                  (ESOP), and the following individuals who serve as its trustees: Charles F. Sposato, Howard J. Neff and Thomas L. Foard.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                  127 Main Street, Elkton, Maryland 21921

ITEM 2(C).        CITIZENSHIP:

                  See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES.

                  Common Stock $.01 par value

ITEM 2(E).        CUSIP NUMBER.

                  149841108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE FILING PERSON IS A:

                  (f)  [X]  An  employee  benefit  plan  or  endowment  fund  in accordance with Rule 13d-1(b)(1)(ii)(F);

ITEM 4.           OWNERSHIP

                  (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

                  (b) Percent of Class:  See Row 11 of the  second  part of the cover page provided for each reporting person.

                  (c) Number of Shares as to which such person has :

   (i)    Sole power to vote or direct the vote         See Row 5 of the second part of the cover page
                                                        provided for each reporting person.

   (ii)   Shared power to vote or direct the vote       See Row 6 of the  second  part of the cover  page
                                                        provided  for each  reporting person.

   (iii)  Sole power to dispose of or direct the        See Row 7 of the second part of the cover page
          disposition of                                provided for each reporting person.


   (iv)   Shared power to dispose of or direct          See Row 8 of the  second  part of the  cover
          the disposition of                            page  provided  for each reporting person.


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CUSIP No. 149841108             13G                            Page 7 of 8 Pages
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ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Cecil Bancorp, Inc., in its capacity as the ESOP Committee, has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         By signing below, each signatory in the capacity of an ESOP trustee certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         By signing below, each signatory in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 149841108                                           Page 8 of 8 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            CECIL BANCORP, INC.
                                            EMPLOYEE STOCK OWNERSHIP TRUST


February 13, 2002                           By:  /s/ Charles S. Sposato
                                                 -----------------------------------------------------
                                                 Charles S. Sposato, Trustee and Plan Committee Member


February 13, 2002                           By:  /s/ Howard J. Neff
                                                 -----------------------------------------------------
                                                 Howard J. Neff, Trustee and Plan Committee Member


February 13, 2002                           By:  /s/ Thomas L. Foard
                                                 -----------------------------------------------------
                                                 Thomas L. Foard, Trustee and Plan Committee Member


February 13, 2002                                /s/ Charles S. Sposato
                                                 -----------------------------------------------------
                                                 Charles S. Sposato, Individually


February 13, 2002                                /s/ Howard J. Neff
                                                 -----------------------------------------------------
                                                 Howard J. Neff, Individually


February 13, 2002                                /s/ Thomas L. Foard
                                                 -----------------------------------------------------
                                                 Thomas L. Foard, Individually